UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 26, 2007
CytoCore, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

414 North Orleans Street, Suite 502, Chicago, Illinois		60610

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Press Release

Item 1.01 Entry into a Material Definitive Agreement
     On December 28, 2007, CytoCore, Inc. announced that Dr. Augusto Ocana had been appointed its new President, International Operations.
     In connection with Dr. Ocana’s appointment, the Company entered into a Second Amendment to Employment Agreement, which employment agreement was originally entered into on November 15, 2006. Pursuant to the amendment, Dr. Ocana has agreed to devote a substantial amount of his time and effort to developing a distribution system for the Company’s products in Europe, Latin America and Asia. In addition to a monthly salary, Dr. Ocana is entitled to receive commissions on gross revenue received from distributors he identifies and with whom the Company enters into distribution agreements and sells products. A percentage of any such commissions is to be paid upon delivery of the products to the distributors, and the remainder following clearance of the payment to CytoCore from the distributor. Dr. Ocana will also work with CytoCore’s management to identify and appoint distributors of the Company’s products in the United States, and will receive commissions on gross revenue from the sale of products to such distributors for a specified period, such commissions to be deemed earned upon the reasonable determination of the Company’s President that Dr. Ocana’s assistance materially aided in securing the distributor.
     The amendment also specifies that Dr. Ocana will be nominated for membership on the Board of Directors at its next scheduled meeting.
     The term of the agreement commences December 1, 2007 and continues until November 30, 2008, and may be extended for additional 12-month periods upon notice no later than September 30 of each year. Either party may terminate the agreement upon not less than 60 days prior written notice.
     The agreement also provides that Dr. Ocana is eligible to receive warrants to purchase an aggregate 170,000 shares of the Company’s common stock, $.001 par value. Grants of warrants to purchase 15,000 shares each will be made when sales to distributors identified by Dr. Ocana equal or exceed $20 million during calendar year 2008, $40 million during calendar year 2008, $40 million during calendar year 2009, $60 million during calendar year 2009, $60 million during calendar year 2010, and $90 million during calendar year 2010. Grants of warrants to purchase 20,000 shares each will be made when the closing price of the Company’s common stock exceeds $5.00, $7.00, $10.00 and $12.00 during 30 out of any consecutive 45 trading days. The fair market value of the warrants shall be the fair market value on the date of grant, taking into consideration the restriction on transferability of such shares at the time of exercise.
     Dr. Ocana confirmed his obligations to comply with the provisions of his employment agreement relating to non-disclosure, non-competition, non-interference or solicitation, work product and remedies available to the Company, unless he elects in writing to be relieved of such obligations by relinquishing his right to receive any commissions from the Company.
     A copy of the press release announcing Dr. Ocana’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
     99.1 Press release dated December 28, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.

Dated: January 3, 2008	By:	/s/ Robert F. McCullough
Robert F. McCullough
Chief Executive Officer, Chief Financial Officer and Director